Exhibit 10.1

AGREEMENT

This Agreement (the "Agreement"), made as of January 21, 2015, by and among Medbox, Inc., a Nevada corporation (“Medbox”), P. Vincent Mehdizadeh (“VM”), an individual, PVM International, Inc., a California corporation (“PVM”), Vincent Chase, Incorporated, a California corporation (“VC”) (VM, PVM and VC are sometimes collectively referred to herein as the “VM Group”).

RECITALS

A. Each of the VM Group are shareholders of Medbox;

B. On January 9, 2015, the VM Group filed a Form 14C (the “Form 14C”) with the Securities Exchange Commission, which included a shareholder written consent executed by the VM Group (the “Consent”) seeking the appointment of 4 new successor directors specified therein;

C. Medbox disputes the legal effectiveness of the Consent and filed a complaint in the matter entitled, Medbox, Inc. v. P. Vincent Mehdizadeh et. al., LASC No. BC569755 (the “Complaint”) challenging the Consent;

D. Medbox and the VM Group now desire to resolve their differences in the best interests of Medbox on the terms and conditions set forth in this Agreement.

AGREEMENT

The parties agree as follows:

1.          Cancellation of the Consent. Effective on the date of this Agreement, the VM Group hereby cancels and withdraws the Consent, and authorizes Medbox to disclose to the Securities Exchange Commission and its shareholders on Form 8k, or as otherwise appropriate, that the Consent has been cancelled and withdrawn. The VM Group will execute and deliver to Medbox any additional documents reasonably requested by Medbox to more fully give effect to the cancellation of the Consent.

2.          Voting Agreement. Concurrently upon execution of this Agreement, Medbox and the VM Group shall, and Medbox shall cause Ned L. Siegel (“Siegel”), Mitch Lowe (“Lowe”), Jennifer Love (“Love”) and Guy Marsala (“Marsala”) (collectively, the “Board”) to execute and deliver to each other a Voting Agreement in the form attached hereto as Exhibit A providing, for a period commencing on the date of the Voting Agreement and ending 12 months later (the “Voting Agreement Term”), that (i) each of the parties to the Voting Agreement shall vote in favor of appointment or election of each of Siegel, Lowe, Love and Marsala as directors of Medbox, whether by written consent or at any annual or special meeting called for the purpose of removing or electing directors and (ii) the VM Group shall not take any action to remove any of Siegel, Lowe, Love or Marsala as a director of Medbox, add any other director to the Board or otherwise change the composition or structure of the Board. After termination of the Voting Agreement Term, such prohibitions and voting requirements shall have no further force or effect.

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3.          Dismissal of Complaint. Within two business days of confirmation that VM Group has completed the actions required in Section 1(a) of this Agreement and the Voting Agreement has been executed and delivered by the VM Group, Medbox agrees to files a dismissal in the form attached hereto as Exhibit B.

4.          Presentation of Equity Term Sheet and Appointment of Fifth Director. On or before 5:00 p.m. pacific standard time on January 25, 2015, the VM Group shall deliver to the Board a written summary of terms from an accredited investor selected by the VM Group providing for the investment of not less than $1,000,000 in restricted common stock to be issued by Medbox in a private placement, at a modest discount to the market price of Medbox’s common stock, all on terms as reasonably agreed to by the Board (the “Term Sheet”). Concurrently with closing of the transactions contemplated by the Term Sheet, Medbox shall cause Siegel, Lowe, Love and Marsala, in their capacities as directors of Medbox, to vote to appoint a person nominated by VM with industry experience and reasonably acceptable to the Board as the fifth director of Medbox (“Fifth Director”); provided that if the transaction contemplated by the Term Sheet does not close, Medbox shall nonetheless cause Siegel, Lowe, Love and Marsala, in their capacities as directors of Medbox, to appoint a person nominated by VM and reasonably acceptable to the Board as the Fifth Director.

5.          Consulting Arrangements and Contact with Staff. VM confirms that all prior consulting agreements or similar arrangements between him and Medbox or any of its subsidiaries have been terminated, and that for a period commencing on the date of this Agreement and terminating upon the end of the Voting Agreement Term, VM will not (i) seek or purport to act on behalf of Medbox or any subsidiary as a consultant, agent, or otherwise or (ii) except as authorized by the Board or this Agreement, contact or interfere with any Medbox employees, consultants, directors or shareholders, whether on or off Medbox’s premises and whether in person, by mail, email, Edgar filings, the internet, press releases, other form of public announcements, or in any other manner. Notwithstanding this Section, VM Group shall be permitted to have a supervised visit at Medbox’s headquarters where they can gather personal belongings and make copies of files for the purpose of compiling a financial summary prepared by an accounting firm to disclose to Medbox and Medbox’s financial consulting firm for assistance with its investigation of the 2012, 2013 and 2014 financial statements. VM Group will also be allowed to provide to Medbox an operations summary to assist current management in running the business.

6.          Board Consultations with VM. During the Voting Agreement Term, Medbox shall cause one or more of its directors, initially Siegel, to meet and confer in good faith with VM not less infrequently than semi-monthly (or on a different frequency as mutually agreed by Medbox and VM) to hear and discuss any matters of interest or concern of VM, as a shareholder of Medbox. These matters shall initially include, but are not limited to (i) adequacy of Medbox’s staffing, (ii) implementation of new consulting arrangements related to executed amendments to client consulting agreements previously agreed to by Medbox but not yet tendered to clients as promised, to ensure client satisfaction and (iii) Medbox’s completion of its evaluation, through Singer Lewak, of its prior period financial reporting.

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7.          Confidentiality. Each of the VM Group agrees and understands that he or it may, during the course of Board consultations as contemplated by Section 6, receive material non-public or otherwise confidential information regarding the affairs of Medbox, including, but not limited to, financial information, business and marketing plans, strategies, technical information, intellectual property, financing, leases, business policies and practices, and other forms of information considered by Medbox to be confidential. Each of the VM Group agrees to keep such information confidential and will not use or disclose such information, either directly or indirectly, to any third person without the prior written consent of Medbox; provided, however, that (i) the VM Group shall have no such obligation to the extent such information is or becomes publicly known other than as a result of any of the VM Group’s breach of this Section, and (ii) any of the VM Group may, after giving prior written notice to Medbox to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. While any of the VM Group is in possession of material non-public information about Medbox, each member of the VM Group shall refrain from participating in any trading activity of any security of Medbox in any manner that would violate applicable state or federal securities laws.

8.          Termination of Agreement.

(a) Termination by VM Group. The VM Group may terminate this Agreement by giving written notice to Medbox of any of the following matters:

(i) Medbox shall have failed to dismiss the Complaint as required by Section 3; or

(ii) the Fifth Director shall not have been timely appointed as provided in Section 4, and such failure remains un-remedied for a period of 5 days following such notice; or

(iii) Medbox fails or refuses to comply with its obligations under Section 6, and such failure or refusal remains un-remedied for a period of 5 days following such notice.

(b) Termination by Medbox. Medbox may terminate this Agreement by giving written notice to the VM Group of any of the following matters:

(i) the VM Group shall have failed to timely comply with Section 1; or

(ii) the Voting Agreement shall not have been timely and fully executed and delivered by each of the VM Group as specified in Section 2; or

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(iii) the VM Group shall not have timely delivered the Term Sheet as contemplated by Section 4, and such failure remains un-remedied for a period of 5 days following such notice; or

(iv) VM fails or refuses to comply with his obligations under Section 5.

(c) Effect of Termination; Remedies. Upon termination of this Agreement, in addition to all rights and remedies afforded under applicable law, the aggrieved party shall be relieved of any further obligations under this Agreement and, in the appropriate case, seek injunction relief without having to prove damages or paying a bond. Notwithstanding the foregoing, the Voting Agreement and the provisions of Sections 5, 7 and 9 shall survive termination of this Agreement.

9.          Miscellaneous.

9.1           Press Releases. Medbox shall have the sole right to issue one or more press releases with respect to the execution of this Agreement and the Voting Agreement, taking into consideration the reasonable comments of the VM Group; provided that in any event (i) Medbox is not obligated to accept any comments that it believes in good faith would cause the press releases to be materially false or misleading and (ii) this Section shall not operate to prevent Medbox from timely making any public announcements necessary to comply with applicable securities laws or the rules of any exchange. Drafts of the proposed press release and related Form 8k with respect to this Agreement are attached hereto as Exhibit C.

9.2          Entire Agreement. This Agreement, and the agreements executed in connection with this Agreement, set forth the entire agreement and understanding concerning the subject matter hereof, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document.

9.3           Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

9.4          Construction. Each party has cooperated in the drafting and preparation of this Agreement and consulted with their respective legal counsel. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

9.5          Waiver. No waiver of any breach of any term or provisions of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

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9.6          Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9.7          Amendment, Modification and Waiver. This Agreement and its provisions may not be amended, modified or waived except in a writing signed by the parties.

9.8           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

9.9          Further Assurances. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

Medbox, Inc.

By:	/s/ Guy Marsala
Title: Chief Executive Officer

PVM International, Inc.

By:	/s/ P. Vincent Mehdizadeh
Title: Chief Executive Officer

Vincent Chase, Inc.

By:	/s/ P. Vincent Mehdizadeh
Title: Chief Executive Officer

/s/ P. Vincent Mehdizadeh
P. Vincent Mehdizadeh

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EXHIBIT A

VOTING AGREEMENT

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EXHIBIT B

FORM OF DISMISSAL

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EXHIBIT C

DRAFTS OF PRESS RELEASE AND 8K

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